Exhibit 4.6

STANDBY EQUITY DISTRIBUTION AGREEMENT

          AGREEMENT dated as of the 30th  day of March 2004 (the “Agreement”) between CORNELL CAPITAL PARTNERS, LP, a Delaware limited partnership (the “Investor”), and ELBIT VISION SYSTEMS LTD., a corporation organized and existing under the laws of the State of Israel (the “Company”).

          WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall issue and sell to the Investor, from time to time as provided herein, and the Investor shall purchase from the Company up to Ten Million Dollars ($10,000,000) of the Company’s Ordinary Shares, nominal value NIS 1.0 per share (the “Ordinary Shares”); and

          WHEREAS, such investments will be made in reliance upon the provisions of Regulation D (“Regulation D”) of the Securities Act of 1933, as amended, and the regulations promulgated thereunder (the “Securities Act”), and or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the investments to be made hereunder.

          WHEREAS, the Company has engaged Newbridge Securities Inc., to act as the Company’s exclusive placement agent in connection with the sale of the Company’s Ordinary Shares   to the Investor hereunder pursuant to the Placement Agent Agreement dated the date hereof by and among the Company, the Placement Agent and the Investor (the “Placement Agent Agreement”).

          NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I.
Certain Definitions

          Section 1.1.    “Advance” shall mean the portion of the Commitment Amount requested by the Company in the Advance Notice.

          Section 1.2.    “Advance Date” shall mean the date Butler Gonzalez LLP Escrow Account is in receipt of the funds from the Investor and Butler Gonzalez LLP, as the Investor’s Counsel, is in possession of unrestricted Ordinary Shares from the Company and therefore an Advance by the Investor to the Company can be made and Butler Gonzalez LLP can release the unrestricted Ordinary Shares to the Investor. No Advance Date shall be less than six (6) Trading Days after an Advance Notice Date.

          Section 1.3.    “Advance Notice” shall mean a written notice to the Investor setting forth the Advance amount that the Company requests from the Investor and the Advance Date.

          Section 1.4.    “Advance Notice Date” shall mean each date the Company delivers to the Investor an Advance Notice requiring the Investor to advance funds to the Company, subject to the terms of this Agreement.  No Advance Notice Date shall be less than five (5) Trading Days after the prior Advance Notice Date.

          Section 1.5.    “Bid Price” shall mean, on any date, the closing bid price (as reported by Bloomberg L.P.) of the Ordinary Shares on the Principal Market.

          Section 1.6.    “Closing” shall mean one of the closings of a purchase and sale of Ordinary Shares pursuant to Section 2.3.

          Section 1.7.    “Commitment Amount” shall mean the aggregate amount of up to Ten Million Dollars ($10,000,000) which the Investor has agreed to provide to the Company in order to purchase the Ordinary Shares pursuant to the terms and conditions of this Agreement.

          Section 1.8.    “Commitment Period” shall mean the period commencing on the earlier to occur of (i) the Effective Date, or (ii) such earlier date as the Company and the Investor may mutually agree in writing, and expiring on the earliest to occur of (x) the date on which the Investor shall have made payment of Advances pursuant to this Agreement in the aggregate amount of Ten Million Dollars ($10,000,000), (y) the date this Agreement is terminated pursuant to Section 2.5, or Section 10.2 (z) the date occurring twenty-four (24) months after the Effective Date.

          Section 1.9.    “Ordinary Shares” shall mean the Company’s Ordinary Shares, nominal value NIS 1.0 per share.

          Section 1.10.  “Condition Satisfaction Date” shall have the meaning set forth in Section 7.2.

          Section 1.11.  “Damages” shall mean any loss, claim, damage, liability, costs and expenses (including, without limitation, reasonable attorney’s fees and disbursements and costs and expenses of expert witnesses and investigation).

          Section 1.12.  “Effective Date” shall mean the date on which the SEC first declares effective a Registration Statement registering the resale of the Registrable Securities as set forth in Section 7.2(a).

          Section 1.13.  “Escrow Agreement” shall mean the escrow agreement among the Company, the Investor, and Butler Gonzalez LLP dated the date hereof.

          Section 1.14.  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          Section 1.15.  “Material Adverse Effect” shall mean any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Company to enter into and perform any of its obligations under this Agreement or the Registration Rights Agreement in any material respect.

          Section 1.16.  “Market Price” shall mean the lowest daily VWAP of the Ordinary Shares during the Pricing Period.

          Section 1.17.  “Maximum Advance Amount” shall be Three Hundred Thousand Dollars ($300,000) per Advance Notice.

          Section 1.18   “NASD” shall mean the National Association of Securities Dealers, Inc.

          Section 1.19   “Person” shall mean an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          Section 1.20   “Placement Agent” shall mean Newbridge Securities Inc., a registered broker-dealer.

          Section 1.21   “Pricing Period” shall mean the five (5) consecutive Trading Days after the Advance Notice Date.

          Section 1.22   “Principal Market” shall mean the Nasdaq National Market, the Nasdaq SmallCap Market, the American Stock Exchange, the OTC Bulletin Board or the New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Ordinary Shares.

          Section 1.23   “Purchase Price” shall be set at one hundred percent (100%) of the Market Price during the Pricing Period.

          Section 1.24   “Registrable Securities” shall mean the Ordinary Shares to be issued hereunder(i) in respect of which the Registration Statement has not been declared effective by the SEC, (ii) which have not been sold under circumstances meeting all of the applicable conditions of Rule 144 (or any similar provision then in force) under the Securities Act (“Rule 144”) or (iii) which have not been otherwise transferred to a holder who may trade such shares without restriction under the Securities Act, and the Company has delivered a new certificate or other evidence of ownership for such securities not bearing a restrictive legend.

          Section 1.25   “Registration Rights Agreement” shall mean the Registration Rights Agreement dated the date hereof, regarding the filing of the Registration Statement for the resale of the Registrable Securities, entered into between the Company and the Investor.

          Section 1.26   “Registration Statement” shall mean a registration statement on Form F-2 (if use of such form is then available to the Company pursuant to the rules of the SEC and, if not, on such other form promulgated by the SEC for which the Company then qualifies and which counsel for the Company shall deem appropriate, and which form shall be available for the resale of the Registrable Securities to be registered there under in accordance with the provisions of this Agreement and the Registration Rights Agreement, and in accordance with the intended method of distribution of such securities), for the registration of the resale by the Investor of the Registrable Securities under the Securities Act.

          Section 1.27   “Regulation D” shall have the meaning set forth in the recitals of this Agreement.

          Section 1.28   “SEC” shall mean the Securities and Exchange Commission.

          Section 1.29   “Securities Act” shall have the meaning set forth in the recitals of this Agreement.

          Section 1.30   “SEC Documents” shall mean Annual Reports on Form 20F, Current Reports on Form 6-K and Proxy Statements of the Company as supplemented to the date hereof, filed by the Company preceding the date hereof or the Advance Date, as the case may be, until such time as the Company no longer has an obligation to maintain the effectiveness of a Registration Statement as set forth in the Registration Rights Agreement.

          Section 1.31   “Trading Day” shall mean any day during which the New York Stock Exchange shall be open for business.

          Section 1.32   “VWAP” shall mean the volume weighted average price of the Company’s Ordinary Shares as quoted by Bloomberg, LP.

ARTICLE II.
Advances

          Section 2.1.    Investments.

                    (a)         Advances.  Upon the terms and conditions set forth herein (including, without limitation, the provisions of Article VII hereof), on any Advance Notice Date the Company may request an Advance by the Investor by the delivery of an Advance Notice.  The number of Ordinary Shares that the Investor shall receive for each Advance shall be determined by dividing the amount of the Advance by the Purchase Price.  No fractional shares shall be issued. Fractional shares shall be rounded to the next higher whole number of shares.  The aggregate maximum amount of all Advances that the Investor shall be obligated to make under this Agreement shall not exceed the Commitment Amount.

          Section 2.2.    Mechanics.

                    (a)         Advance Notice.  At any time during the Commitment Period, the Company may deliver an Advance Notice to the Investor, subject to the conditions set forth in Section 7.2; provided, however, the amount for each Advance as designated by the Company in the applicable Advance Notice, shall not be more than the Maximum Advance Amount.  The aggregate amount of the Advances pursuant to this Agreement shall not exceed the Commitment Amount.  The Company acknowledges that the Investor may sell shares of the Company’s Ordinary Shares   corresponding with a particular Advance Notice on the day the Advance Notice is received by the Investor.  There will be a minimum of five (5) Trading Days between each Advance Notice Date.

                    (b)         Date of Delivery of Advance Notice.  An Advance Notice shall be deemed delivered on (i) the Trading Day it is received by facsimile or otherwise by the Investor if such notice is received prior to 12:00 noon Eastern Time, or (ii) the immediately succeeding Trading Day if it is received by facsimile or otherwise after 12:00 noon Eastern Time on a Trading Day or at any time on a day which is not a Trading Day.  No Advance Notice may be deemed delivered, on a day that is not a Trading Day.

                    (c)         Hardship.  In the event the Investor sells the Company’s Ordinary Shares pursuant to subsection (a) above and the Company fails to perform its obligations as mandated in Section 2.5, and specifically fails to provide the Investor with the Ordinary Shares for the applicable Advance, the Company acknowledges that the Investor shall suffer financial hardship and therefore shall be liable for any and all losses, commissions, fees, or financial hardship caused to the Investor.

                    (d)         Threshold Percentage.      The parties acknowledge that the number of shares issuable to the Investor pursuant to an Advance Notice cannot cause the Investor to own in excess of nine and 9/10 percent (9.9%) of the then outstanding Ordinary Shares of the Company (the “Threshold Percentage”). Consequently, should an Advance Notice require the Investor to be issued Ordinary Shares which may cause the Investor to hold in excess of the Threshold Percentage, the Investor shall sell prior to the applicable Advance Date, such number of Ordinary Shares that it holds at such time, in order to ensure that upon issuance of the Ordinary Shares pursuant to the applicable Advance Notice, the Investors holdings in the Company shall not be in excess of the Threshold Percentage.

          Section 2.3.     Closings.  On each Advance Date, which shall be six (6) Trading Days after an Advance Notice Date, (i) the Company shall deliver to the Escrow Agent, as defined pursuant to the Escrow Agreement, the Company’s Ordinary Shares, representing the amount of the Advance by the Investor pursuant to Section 2.1 herein, registered in the name of the Investor which shall be delivered to the Investor, or otherwise in accordance with the Escrow Agreement and (ii) the Investor shall deliver to the Escrow Agent the amount of the Advance specified in the Advance Notice by wire transfer of immediately available funds which shall be delivered to the Company, or otherwise in accordance with the Escrow Agreement.  In addition, on or prior to the Advance Date, each of the Company and the Investor shall deliver to the other through the Escrow Agent all documents, instruments and writings required to be delivered by either of them pursuant to this Agreement in order to implement and effect the transactions contemplated herein.  Payment of funds to the Company and delivery of the Ordinary Shares to the Investor shall occur in accordance with the conditions set forth above and those contained in the Escrow Agreement; provided, however, that the fees, expenses, and disbursements of the Investor and the Escrow Agent in accordance with Section 12.4, may be deducted by the Investor (and shall be paid to the relevant party) from the amount of the Advance with no reduction in the amount of Company’s Ordinary Shares   to be delivered on such Advance Date.

          Section 2.4.     Termination of Investment.  The obligation of the Investor to make an Advance to the Company pursuant to this Agreement shall terminate permanently (including with respect to an Advance Date that has not yet occurred) in the event that (i) there shall occur any stop order or suspension of the effectiveness of the Registration Statement for an aggregate of fifty (50) Trading Days, other than due to the acts of the Investor, during the Commitment Period, and (ii) the Company shall at any time fail materially to comply with the requirements of Article VI and such failure is not cured within thirty (30) days after receipt of written notice from the Investor, provided, however, that this termination provision shall not apply to any period commencing upon the filing of a post-effective amendment to such Registration Statement and ending upon the date on which such post effective amendment is declared effective by the SEC.

          Section 2.5.     Agreement to Advance Funds.

                    (a)          The Investor agrees to instruct the Escrow Agent to advance the amount specified in the Advance Notice minus the fees, expenses and disbursements of the Investor and the Investor’s Counsel in accordance with Section 12.4 herein, to the Company after the completion of each of the following conditions and the other conditions set forth in this Agreement:

                                   (i)          the execution and delivery by the Company, and the Investor, of this Agreement, and the Exhibits hereto;

                                   (ii)         Investor’s Counsel shall have received certificates for the Ordinary Shares  applicable to the Advance in accordance with Section 2.2(c) hereof;

                                   (iii)        the Company’s Registration Statement with respect to the resale of the Registrable Securities in accordance with the terms of the Registration Rights Agreement shall have been declared effective by the SEC;

                                   (iv)        the Company shall have obtained all material permits and qualifications required by New York and New Jersey for the offer and sale of the Registrable Securities, or shall have the availability of exemptions therefrom;

                                   (v)         the Company shall have filed with the Commission in a timely manner all reports, notices and other documents required of a “foreign reporting company” under the Exchange Act and applicable Commission regulations;

                                   (vi)        the fees as set forth in Section 12.4(a) below shall have been paid or can be withheld as provided in Section 2.3; and

                                   (vii)       the conditions set forth in Section 7.2 shall have been satisfied;

                                   (viii)     The Company’s transfer agent shall be DWAC eligible.

          Section 2.6.     Lock Up Period.

                                   (i)           On the date hereof, the Company shall obtain from each officer and director a lock-up agreement, as defined below, in the form annexed hereto as Schedule 2.6 agreeing to only sell in compliance with the volume limitation of Rule 144.

ARTICLE III.
Representations and Warranties of Investor

          Investor hereby represents and warrants to, and agrees with, the Company that the following are true and as of the date hereof and as of each Advance Date:

          Section 3.1.     Organization and Authorization.  The Investor is duly incorporated or organized and validly existing in the jurisdiction of its incorporation or organization and has all requisite power and authority to purchase and hold the securities issuable hereunder.  The decision to invest and the execution and delivery of this Agreement by such Investor, the performance by such Investor of its obligations hereunder and the consummation by such Investor of the transactions contemplated hereby have been duly authorized and requires no other proceedings on the part of the Investor.  The undersigned has the right, power and authority to execute and deliver this Agreement and all other instruments (including, without limitations, the Registration Rights Agreement), on behalf of the Investor.  This Agreement has been duly executed and delivered by the Investor and, assuming the execution and delivery hereof and acceptance thereof by the Company, will constitute the legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with its terms.

          Section 3.2.     Evaluation of Risks.  The Investor has such knowledge and experience in financial tax and business matters as to be capable of evaluating the merits and risks of, and bearing the economic risks entailed by, an investment in the Company and of protecting its interests in connection with this transaction.  It recognizes that its investment in the Company involves a high degree of risk.

          Section 3.3.     No Legal Advice From the Company.  The Investor acknowledges that it had the opportunity to review this Agreement and the transactions contemplated by this Agreement with his or its own legal counsel and investment and tax advisors.  The Investor is relying solely on such counsel and advisors and not on any statements or representations of the Company or any of its representatives or agents for legal, tax or investment advice with respect to this investment, the transactions contemplated by this Agreement or the securities laws of any jurisdiction.

          Section 3.4.     Investment Purpose. The securities are being purchased by the Investor for its own account, for investment and without any view to the distribution, assignment or resale to others or fractionalization in whole or in part.  The Investor agrees not to assign or in any way transfer the Investor’s rights to the securities or any interest therein and acknowledges that the Company will not recognize any purported assignment or transfer except in accordance with applicable Federal and state securities laws.  No other person has or will have a direct or indirect beneficial interest in the securities.  The Investor agrees not to sell, hypothecate or otherwise transfer the Investor’s securities unless the securities are registered under Federal and applicable state securities laws or unless, in the opinion of counsel satisfactory to the Company, an exemption from such laws is available.

          Section 3.5.     Accredited Investor.  The Investor is an “Accredited Investor” as that term is defined in Rule 501(a)(3) of Regulation D of the Securities Act.

          Section 3.6.     Information.  The Investor and its advisors (and its counsel), if any, have been furnished with all materials relating to the business, finances and operations of the Company and information it deemed material to making an informed investment decision.  The Investor and its advisors, if any, have been afforded the opportunity to ask questions of the Company and its management.  Neither such inquiries nor any other due diligence investigations conducted by such Investor or its advisors, if any, or its representatives shall modify, amend or affect the Investor’s right to rely on the Company’s representations and warranties contained in this Agreement. The   Investor understands that its investment involves a high degree of risk.  The Investor is in a position regarding the Company, which, based upon employment, family relationship or economic bargaining power, enabled and enables such Investor to obtain information from the Company in order to evaluate the merits and risks of this investment.  The Investor has sought such accounting, legal and tax advice, as it has considered necessary to make an informed investment decision with respect to this transaction.

          Section 3.7.     Receipt of Documents. The Investor and its counsel has received and read in their entirety:  (i) this Agreement and the Exhibits annexed hereto; (ii) all due diligence and other information necessary to verify the accuracy and completeness of such representations, warranties and covenants; (iii) the Company’s Form 20F for the year ended year ended December 31, 2002 and (iv) answers to all questions the Investor submitted to the Company regarding an investment in the Company; and the Investor has relied on the information contained therein and has not been furnished any other documents, literature, memorandum or prospectus.

          Section 3.8.     Registration Rights Agreement and Escrow Agreement.  The parties have entered into the Registration Rights Agreement and the Escrow Agreement, each dated the date hereof.

          Section 3.9.     No General Solicitation.  Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Ordinary Shares  offered hereby.

          Section 3.10.   Not an Affiliate.  The Investor is not an officer, director or a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the Company or any “Affiliate” of the Company (as that term is defined in Rule 405 of the Securities Act). Neither the Investor nor its Affiliates has an open short position in the Ordinary Shares of the Company, and the Investor agrees that it will not, and that it will cause its Affiliates not to, engage in any short sales of or hedging transactions with respect to the Ordinary Shares, provided that the Company acknowledges and agrees that upon receipt of an Advance Notice the Investor will sell the Shares to be issued to the Investor pursuant to the Advance Notice, even if the Shares have not been delivered to the Investor.

          Section 3.11.   Trading Activities.  The Investor’s trading activities with respect to the Company’s Ordinary Shares   shall be in compliance with all applicable federal and state securities laws, rules and regulations and the rules and regulations of the Principal Market on which the Company’s Ordinary Shares   is listed or traded. Neither the Investor nor its affiliates has an open short position in the Ordinary Shares of the Company and, except as set forth below, the Investor shall not and will cause its affiliates not to engage in any short sale as defined in any applicable SEC or National Association of Securities Dealers rules on any hedging transactions with respect to the Ordinary Shares . Without limiting the foregoing, the Investor agrees not to engage in any naked short transactions in excess of the amount of shares owned (or an offsetting long position) during the Commitment Period. The Investor shall be entitled to sell Ordinary Shares  during the applicable Pricing Period.

ARTICLE IV.
Representations and Warranties of the Company

          Except as stated below, on the disclosure schedules attached hereto or in the SEC Documents (as defined herein), the Company hereby represents and warrants to, and covenants with, the Investor that the following are true and correct as of the date hereof:

          Section 4.1.     Organization and Qualification.  The Company is duly incorporated or organized and validly existing in the jurisdiction of its incorporation or organization and has all requisite power and authority corporate power to own its properties and to carry on its business as now being conducted.  Each of the Company and its subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect on the Company and its subsidiaries taken as a whole.

          Section 4.2.     Authorization, Enforcement, Compliance with Other Instruments.  (i) The Company has the requisite corporate power and authority to enter into and perform this Agreement, the Registration Rights Agreement, the Escrow Agreement, the Placement Agent Agreement and any related agreements, in accordance with the terms hereof and thereof, (ii) the execution and delivery of this Agreement, the Registration Rights Agreement, the Escrow Agreement, the Placement Agent Agreement and any related agreements by the Company and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by the Company’s Board of Directors and no further consent or authorization is required by the Company, its Board of Directors or its stockholders, (iii) this Agreement, the Registration Rights Agreement, the Escrow Agreement, the Placement Agent Agreement and any related agreements have been duly executed and delivered by the Company, (iv) this Agreement, the Registration Rights Agreement, the Escrow Agreement, the Placement Agent Agreement and assuming the execution and delivery thereof and acceptance by the Investor and any related agreements constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

          Section 4.3.     Capitalization.  As of the date hereof, the authorized capital stock of the Company consists of 40,000,000 Ordinary Shares, nominal value  NIS1.0 per share of which 15,374,077 Ordinary Shares  were issued and outstanding.  All of such outstanding shares have been validly issued and are fully paid and nonassessable.  Except as disclosed in the SEC Documents and Schedule 4.3, no Ordinary Shares  are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company.  Except as disclosed in the SEC Documents and Schedule 4.3, as of the date hereof, (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of the Company or any of its subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares  of the Company or any of its subsidiaries, (ii) there are no outstanding debt securities (iii) there are no outstanding registration statements other than on Form S-8 and (iv) there are no agreements or arrangements under which the Company or any of its subsidiaries is obligated to register the sale of any of their securities under the Securities Act (except pursuant to the Registration Rights Agreement).  There are no securities or instruments containing anti-dilution or similar provisions that will be triggered by this Agreement or any related agreement or the consummation of the transactions described herein or therein.  The Company has furnished to the Investor true and correct copies of the Company’s Memorandum of Association (the “Memorandum”) and Article of Association (the “Articles”), as amended and as in effect on the date hereof, and the terms of all securities convertible into or exercisable for Ordinary Shares  and the material rights of the holders thereof in respect thereto.

          Section 4.4.     No Conflict.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) result in a violation of the Memorandum and the Articles, of the Company or (ii) conflict with or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the Principal Market  on which the Ordinary Shares are quoted) applicable to the Company or any of its subsidiaries or by which any material property or asset of the Company or any of its subsidiaries is bound or affected and which would cause a Material Adverse Effect.  Except as disclosed in the SEC Documents, neither the Company nor its subsidiaries is in violation of any term of or in default under its Memorandum or Articles or their organizational charter or by-laws, respectively, or any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its subsidiaries.  The business of the Company and its subsidiaries is not being conducted in violation of any material law, ordinance or regulation of any governmental entity.  Except as specifically contemplated by this Agreement and as required under the Securities Act and any applicable state securities laws, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement or the Registration Rights Agreement in accordance with the terms hereof or thereof.  All consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof.  The Company and its subsidiaries are unaware of any fact or circumstance which might give rise to any of the foregoing.

          Section 4.5.     SEC Documents; Financial Statements.  The Company has not been informed by the SEC that it has failed to file any reports, schedules, forms, statements and other documents required to be filed by a foreign issuer  with the SEC under of the Exchange Act nor is it aware of any such failure.  The Company has delivered to the Investor or its representatives, or made available through the SEC’s website at http://www.sec.gov, true and complete copies of the SEC Documents.  As of their respective dates, the financial statements of the Company disclosed in the SEC Documents (the “Financial Statements”) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and, fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).  No other information provided by or on behalf of the Company to the Investor which is not included in the SEC Documents contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          Section 4.6.     10b-5.  The SEC Documents do not include any untrue statements of material fact, nor do they omit to state any material fact required to be stated therein necessary to make the statements made, in light of the circumstances under which they were made, not misleading.

          Section 4.7.     No Default.  Except as disclosed in the SEC Documents, the Company is not in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust or other material instrument or agreement to which it is a party or by which it is or its property is bound and neither the execution, nor the delivery by the Company, nor the performance by the Company of its obligations under this Agreement or any of the exhibits or attachments hereto will conflict with or result in the breach or violation of any of the terms or provisions of, or constitute a default or result in the creation or imposition of any lien or charge on any assets or properties of the Company under its Memorandum or Articles any material indenture, mortgage, deed of trust or other material agreement applicable to the Company or instrument to which the Company is a party or by which it is bound, or any statute, or any decree, judgment, order, rules or regulation of any court or governmental agency or body having jurisdiction over the Company or its properties, in each case which default, lien or charge is likely to cause a Material Adverse Effect on the Company’s business or financial condition.

          Section 4.8.     Absence of Events of Default.  Except for matters described in the SEC Documents and/or this Agreement, no Event of Default, as defined in the respective agreement to which the Company is a party, and no event which, with the giving of notice or the passage of time or both, would become an Event of Default (as so defined), has occurred and is continuing, which would have a Material Adverse Effect on the Company’s business, properties, prospects, financial condition or results of operations.

          Section 4.9.     Intellectual Property Rights.  The Company and its subsidiaries own or possess adequate rights or licenses to use all material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted.   Except as set forth in the SEC Documents the Company and its subsidiaries do not have any knowledge of any infringement by the Company or its subsidiaries of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other similar rights of others, and, to the knowledge of the Company, there is no claim, action or proceeding being made or brought against, or to the Company’s knowledge, being threatened against, the Company or its subsidiaries regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other infringement; and the Company and its subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing.  The Company is under no obligation to pay royalties or fees of any kind to any third party with respect to any trademarks, service marks, trade names, patents, patent applications, licenses or technology it has developed, uses, employs or intends to employ, other than to their respective licensors as disclosed in the SEC Documents.

          Section 4.10.   Employee Relations.  Neither the Company nor any of its subsidiaries is involved in any labor dispute nor, to the knowledge of the Company or any of its subsidiaries, is any such dispute threatened.  None of the Company’s or its subsidiaries’ employees is a member of a union and the Company and its subsidiaries believe that their relations with their employees are good.

          Section 4.11.   Environmental Laws.  The Company is not aware that it or its subsidiaries  are in breach of  any applicable material foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”) and required to receive any permits, licenses or other approvals under applicable Environmental Laws to conduct their respective businesses .

          Section 4.12.   Title.  Except as set forth in the SEC Documents, the Company has good and marketable title to its properties and material assets owned by it, free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest other than such as are not material to the business of the Company.  Any real property and facilities held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries.

          Section 4.13.   Insurance.  The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its subsidiaries are engaged.  Neither the Company nor any such subsidiary has been refused any insurance coverage sought or applied for and neither the Company nor any such subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of the Company and its subsidiaries, taken as a whole.

          Section 4.14.   Regulatory Permits.  The Company and its subsidiaries possess all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, and neither the Company nor any such subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

          Section 4.15.   Internal Accounting Controls.  The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          Section 4.16.   No Material Adverse Breaches, etc.  Except as set forth in the SEC Documents , neither the Company nor any of its subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of the Company’s officers has or is expected in the future to have a Material Adverse Effect on the business, properties, operations, financial condition, results of operations or prospects of the Company or its subsidiaries.  Except as set forth in the SEC Documents, neither the Company nor any of its subsidiaries is in breach of any contract or agreement which breach, in the judgment of the Company’s officers, has or is expected to have a Material Adverse Effect on the business, properties, operations, financial condition, results of operations or prospects of the Company or its subsidiaries.

          Section 4.17.   Absence of Litigation.  Except as set forth in the SEC Documents, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending against or affecting the Company, the Ordinary Shares  or any of the Company’s subsidiaries, wherein an unfavorable decision, ruling or finding would (i) have a Material Adverse Effect on the transactions contemplated hereby (ii) adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, this Agreement or any of the documents contemplated herein, or (iii) except as expressly disclosed in the SEC Documents, have a Material Adverse Effect on the business, operations, properties, financial condition or results of operation of the Company and its subsidiaries taken as a whole.

          Section 4.18.   Subsidiaries.  Except as disclosed in the SEC Documents, the Company does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, association or other business entity.

          Section 4.19.   Tax Status.  Except as disclosed in the SEC Documents, the Company and each of its subsidiaries has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject and (unless and only to the extent that the Company and each of its subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

          Section 4.20.   Certain Transactions.  Except as set forth in the SEC Documents none of the officers, directors, or employees of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

          Section 4.21.   Fees and Rights of First Refusal.  The Company is not obligated to offer the securities offered hereunder on a right of first refusal basis or otherwise to any third parties including, but not limited to, current or former shareholders of the Company, underwriters, brokers, agents or other third parties.

          Section 4.22.   Use of Proceeds.  The Company represents that the net proceeds from this offering will be used for general corporate purposes.

          Section 4.23.   Dilution.  The Company is aware and acknowledges that issuance of shares of the Company’s Ordinary Shares   pursuant to this Agreement could cause dilution to existing shareholders and could significantly increase the outstanding number of shares of Ordinary Shares.

ARTICLE V.
Indemnification

          The Investor and the Company represent to the other the following with respect to itself:

          Section 5.1.     Indemnification.

                    (a)         In consideration of the Investor’s execution and delivery of this Agreement, and in addition to all of the Company’s other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless the Investor, and all of its officers, directors, partners, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Investor Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Investor Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by the Investor Indemnitees or any of them as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in this Agreement or the Registration Rights Agreement or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in this Agreement or the Registration Rights Agreement or any other certificate, instrument or document contemplated hereby or thereby, or (c) any cause of action, suit or claim brought or made against such Investor Indemnitee not arising out of any action or inaction of an Investor Indemnitee, and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement or any other instrument, document or agreement executed pursuant hereto by any of the Investor Indemnitees.  To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under applicable law.  Notwithstanding the foregoing, the liability of the Company pursuant to this paragraph shall be limited to the aggregate of the Advances received by the Company pursuant to this Agreement.

                    (b)         In consideration of the Company’s execution and delivery of this Agreement, and in addition to all of the Investor’s other obligations under this Agreement, the Investor shall defend, protect, indemnify and hold harmless the Company and all of its officers, directors, shareholders, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Company Indemnitees”) from and against any and all Indemnified Liabilities incurred by the Company Indemnitees or any of them as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Investor in this Agreement, the Registration Rights Agreement, or any instrument or document contemplated hereby or thereby executed by the Investor, (b) any breach of any covenant, agreement or obligation of the Investor(s) contained in this Agreement,  the Registration Rights Agreement or any other certificate, instrument or document contemplated hereby or thereby executed by the Investor, or (c) any cause of action, suit or claim brought or made against such Company Indemnitee based on  misrepresentations or due to a  breach by the Investor and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement or any other instrument, document or agreement executed pursuant hereto by any of the Company Indemnitees.  To the extent that the foregoing undertaking by the Investor may be unenforceable for any reason, the Investor shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under applicable law.  Notwithstanding the foregoing, the liability of the Investor pursuant to this paragraph shall be limited to the net proceeds to the Investor as a result of the sale of shares of Common Stock (Ordinary Shares) issued pursuant to Advances received by the Company pursuant to this Agreement.

                    (c)         The obligations of the parties to indemnify or make contribution under this Section 5.1 shall survive termination.

ARTICLE VI.
Covenants of the Company

          Section 6.1.     Registration Rights.  The Company shall cause the Registration Rights Agreement to remain in full force and effect and the Company shall comply in all material respects with the terms thereof.

          Section 6.2.     Listing of Ordinary Shares .  The Company shall use it’s best efforts to maintain the Ordinary Shares ’s authorization for quotation on the Principal Market.

          Section 6.3.     Exchange Act Registration.  The Company will use its best efforts to cause its Ordinary Shares  to continue to be registered under Section 12(g) of the Exchange Act, will file in a timely manner all reports and other documents required of it as a reporting company under the Exchange Act and will not take any action or file any document (whether or not permitted by Exchange Act or the rules thereunder to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under said Exchange Act.

          Section 6.4.     Transfer Agent Instructions.  No later than the end of business on the Trading Day following the last day of the Pricing Period and prior to each Closing the Company will deliver instructions to its transfer agent to issue shares of Ordinary Shares free of restrictive legends.

          Section 6.5.     Corporate Existence.  The Company will take all steps necessary to preserve and continue the corporate existence of the Company.

          Section 6.6.     Notice of Certain Events Affecting Registration; Suspension of Right to Make an Advance.  The Company will immediately notify the Investor upon its becoming aware of the occurrence of any of the following events in respect of a registration statement or related prospectus relating to an offering of Registrable Securities: (i) receipt of any request for additional information by the SEC or any other Federal or state governmental authority during the period of effectiveness of the Registration Statement for amendments or supplements to the registration statement or related prospectus; (ii) the issuance by the SEC or any other Federal or state governmental authority of  any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; (iv) the happening of any event that makes any statement made in the Registration Statement or related prospectus of any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, related prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the related prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (v) the Company’s reasonable determination that a post-effective amendment to the Registration Statement would be appropriate; and the Company will promptly make available to the Investor any such supplement or amendment to the related prospectus.  The Company shall not deliver to the Investor any Advance Notice during the continuation of any of the foregoing events.

          Section 6.7.     Expectations Regarding Advance Notices.  Within ten (10) days after the commencement of each calendar quarter occurring subsequent to the commencement of the Commitment Period, the Company must notify the Investor, in writing, as to its reasonable expectations as to the dollar amount it intends to raise during such calendar quarter, if any, through the issuance of Advance Notices.  Such notification shall constitute only the Company’s good faith estimate and shall in no way obligate the Company to raise such amount, or any amount, or otherwise limit its ability to deliver Advance Notices.  The failure by the Company to comply with this provision can be cured by the Company’s notifying the Investor, in writing, at any time as to its reasonable expectations with respect to the current calendar quarter.

          Section 6.8.     Restriction on Sale of Capital Stock.  During the Commitment Period, the Company shall not issue or sell (i) any Ordinary Shares without consideration or for a consideration per share less than the Bid Price of the Ordinary Shares determined immediately prior to its issuance, unless pursuant to a commitment dated prior to the date hereof (ii) issue or sell any warrant, option, (other than pursuant to any of the Company’s existing employee share option plans), right, contract, call, or other security or instrument granting the holder thereof the right to acquire Ordinary Shares  without consideration or for a consideration per share less than such Ordinary Share’s Bid Price determined immediately prior to its issuance unless pursuant to a commitment dated prior to the date hereof, or (iii) file any registration statement on Form S-8 (other than pursuant to the Company’s employee share option plans).

          Section 6.9.     Consolidation; Merger.  The Company shall not, at any time after the date hereof, effect any merger or consolidation of the Company with or into, or a transfer of all or substantially all the assets of the Company to another entity (a “Consolidation Event”) unless the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligation to deliver to the Investor such shares of stock and/or securities as the Investor is entitled to receive pursuant to this Agreement.

          Section 6.10.   Issuance of the Company’s Ordinary Shares  .  The sale of the Ordinary Shares shall be made in accordance with the provisions and requirements of Regulation D and any applicable state securities law.

ARTICLE VII.
Conditions for Advance and Conditions to Closing

          Section 7.1.     Conditions Precedent to the Obligations of the Company.  The obligation hereunder of the Company to issue and sell the Ordinary Shares to the Investor incident to each Closing is subject to the satisfaction, or waiver by the Company, at or before each such Closing, of each of the conditions set forth below.

                    (a)         Accuracy of the Investor’s Representations and Warranties.  The representations and warranties of the Investor shall be true and correct in all material respects.

                    (b)         Performance by the Investor.  The Investor shall have performed, satisfied and complied in all respects with all covenants, agreements and conditions required by this Agreement and the Registration Rights Agreement to be performed, satisfied or complied with by the Investor at or prior to such Closing.

          Section 7.2.     Conditions Precedent to the Right of the Company to Deliver an Advance Notice and the Obligation of the Investor to Purchase Shares of Ordinary Shares.  The right of the Company to deliver an Advance Notice and the obligation of the Investor hereunder to acquire and pay for the Company’s Ordinary Shares   incident to a Closing is subject to the fulfillment by the Company, on (i) the date of delivery of such Advance Notice and (ii) the applicable Advance Date (each a “Condition Satisfaction Date”), of each of the following conditions:

                    (a)         Registration of the Ordinary Shares  with the SEC.  The Company shall have filed with the SEC a Registration Statement with respect to the resale of the Registrable Securities in accordance with the terms of the Registration Rights Agreement.  As set forth in the Registration Rights Agreement, the Registration Statement shall have previously become effective and shall remain effective on each Condition Satisfaction Date and (i) neither the Company nor the Investor shall have received notice that the SEC has issued or intends to issue a stop order with respect to the Registration Statement or that the SEC otherwise has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, or intends or has threatened to do so (unless the SEC’s concerns have been addressed and the Investor is reasonably satisfied that the SEC no longer is considering or intends to take such action), and (ii) no other suspension of the use or withdrawal of the effectiveness of the Registration Statement or related prospectus shall exist.  The Registration Statement must have been declared effective by the SEC prior to the first Advance Notice Date.

                    (b)         Authority.  The Company shall have obtained all permits and qualifications required by New York and New Jersey in accordance with the Registration Rights Agreement for the offer and sale of the shares of Ordinary Shares, or shall have the availability of exemptions therefrom.

                    (c)         Fundamental Changes. There shall not exist any fundamental changes to the information set forth in the Registration Statement which would require the Company to file a post-effective amendment to the Registration Statement.

                    (d)         Performance by the Company.  The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement (including, without limitation, the conditions specified in Section 2.5 hereof) and the Registration Rights Agreement to be performed, satisfied or complied with by the Company at or prior to each Condition Satisfaction Date.

                    (e)         No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits or directly and adversely affects any of the transactions contemplated by this Agreement, and no proceeding shall have been commenced that may have the effect of prohibiting or adversely affecting any of the transactions contemplated by this Agreement.

                    (f)         No Suspension of Trading in or Delisting of Ordinary Shares .  The trading of the Ordinary Shares  is not suspended by the SEC or the Principal Market (if the Ordinary Shares  is traded on a Principal Market).  The issuance of shares of Ordinary Shares  with respect to the applicable Closing, if any, shall not violate the shareholder approval requirements of the Principal Market (if the Ordinary Shares  is traded on a Principal Market).  The Company shall not have received any notice threatening the continued listing of the Ordinary Shares  on the Principal Market (if the Ordinary Shares  is traded on a Principal Market).

                    (g)         Maximum Advance Amount.  The amount of the Advances requested by the Company shall be no more than Three Hundred Thousand Dollars ($300,000) per Advance and shall be not exceed four (4) Advances in any thirty (30) day period .

                    (h)         No Knowledge.  The Company has no knowledge of any event which would be more likely than not to have the effect of causing such Registration Statement to be suspended or otherwise ineffective.

                    (i)         Opinion of Counsel.  Investor shall have received an opinion letter from Yigal Arnon & Co., counsel to the Company on the date hereof in the form set forth in Schedule 7.2.

                    (j)         Opinion of Counsel.  The Company shall have obtained for the Investor, at the Company’s expense, the opinions of counsel which may be reasonably required by the  Company’s transfer agent in order to sell the securities issuable hereunder without restriction.

                    (k)         Other.  On each Condition Satisfaction Date, the Investor shall have received the certificate executed by an officer of the Company in the form of Exhibit A attached hereto.

ARTICLE VIII.
Due Diligence Review; Non-Disclosure of Non-Public Information

          Section 8.1.     Due Diligence Review.  Prior to the filing of the Registration Statement the Company shall make available for inspection and review by the Investor, advisors to and representatives of the Investor, any underwriter participating in any disposition of the Registrable Securities on behalf of the Investor pursuant to the Registration Statement, any such registration statement or amendment or supplement thereto or any blue sky, NASD or other filing, all financial and other records, all SEC Documents and other filings with the SEC, and all other corporate documents and properties of the Company as may be reasonably necessary for the purpose of such review, and cause the Company’s officers, directors and employees to supply all such information reasonably requested by the Investor or any such representative, advisor or underwriter in connection with such Registration Statement (including, without limitation, in response to all questions and other inquiries reasonably made or submitted by any of them), prior to and from time to time after the filing and effectiveness of the Registration Statement for the sole purpose of enabling the Investor and such representatives, advisors and underwriters and their respective accountants and attorneys to conduct initial and ongoing due diligence with respect to the Company and the accuracy of the Registration Statement.

          Section 8.2.     Non-Disclosure of Non-Public Information.

                    (a)         The Company shall not disclose non-public information to the Investor, advisors to or representatives of the Investor unless prior to disclosure of such information the Company identifies such information as being non-public information and provides the Investor, such advisors and representatives with the opportunity to accept or refuse to accept such non-public information for review.  The Company may, as a condition to disclosing any non-public information hereunder, require the Investor’s advisors and representatives to enter into a confidentiality agreement in form reasonably satisfactory to the Company and the Investor.

                    (b)         Nothing herein shall require the Company to disclose non-public information to the Investor or its advisors or representatives, and the Company represents that it does not disseminate non-public information to any investors who purchase stock in the Company in a public offering, to money managers or to securities analysts, provided, however, that notwithstanding anything herein to the contrary, the Company will, as hereinabove provided, immediately notify the advisors and representatives of the Investor and, if any, underwriters, of any event or the existence of any circumstance (without any obligation to disclose the specific event or circumstance) of which it becomes aware, constituting non-public information (whether or not requested of the Company specifically or generally during the course of due diligence by such persons or entities), which, if not disclosed in the prospectus included in the Registration Statement would cause such prospectus to include a material misstatement or to omit a material fact required to be stated therein in order to make the statements, therein, in light of the circumstances in which they were made, not misleading.  Nothing contained in this Section 8.2 shall be construed to mean that such persons or entities other than the Investor (without the written consent of the Investor prior to disclosure of such information) may not obtain non-public information in the course of conducting due diligence in accordance with the terms of this Agreement and nothing herein shall prevent any such persons or entities from notifying the Company of their opinion that based on such due diligence by such persons or entities, that the Registration Statement contains an untrue statement of material fact or omits a material fact required to be stated in the Registration Statement or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

ARTICLE IX.
Choice of Law/Jurisdiction

          Section 9.1.     Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without regard to the principles of conflict of laws.  The parties further agree that any action between them shall be heard in Hudson County, New Jersey, and expressly consent to the jurisdiction and venue of the Superior Court of New Jersey, sitting in Hudson County, New Jersey and the United States District Court of New Jersey, sitting in Newark, New Jersey, for the adjudication of any civil action asserted pursuant to this paragraph.

ARTICLE X.
Assignment; Termination

          Section 10.1.   Assignment.  Neither this Agreement nor any rights of the Company hereunder may be assigned to any other Person.

          Section 10.2.   Termination.  The obligations of the Investor to make Advances under Article II hereof shall terminate twenty-four (24) months after the Effective Date.  Notwithstanding the foregoing in the event that there are no Advance Notices pending, the Company upon thirty (30) calendar days prior written notice may terminate this Agreement without penalties.

ARTICLE XI.
Notices

          Section 11.1.   Notices.  Any notices, consents, waivers, or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile, provided a copy is mailed by U.S. or Israeli certified mail, as applicable  return receipt requested; (iii) three (3) days after being sent by U.S. certified mail, return receipt requested, or (iv) one (1) day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Company, to:	Elbit Vision Systems Ltd. New Industrial Park Post Office Box 140 Yokneam Israel
	Attention:	Yaky Yanay CFO
	Telephone:	+972-4-993-6414
	Facsimile:	+972-4-993-6450

With a copy to:	Yigal Arnon & Co Azrieli Center Tel Aviv Israel
	Attention:	Adrian Daniels, Adv
	Telephone:	+972-3-608-7864
	Facsimile:	+972-3-608-7714

If to the Investor(s):	Cornell Capital Partners, LP 101 Hudson Street –Suite 3606 Jersey City, NJ 07302
	Attention:	Mark Angelo Portfolio Manager
	Telephone:	(201) 985-8300
	Facsimile:	(201) 985-8266

With a Copy to:	Butler Gonzalez LLP 1416 Morris Avenue - Suite 207 Union, NJ 07083
	Attention:	David Gonzalez, Esq.
	Telephone:	(908) 810-8588
	Facsimile:	(908) 810-0973

Each party shall provide five (5) days’ prior written notice to the other party of any change in address or facsimile number.

ARTICLE XII.
Miscellaneous

          Section 12.1.   Counterparts.   This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.  In the event any signature page is delivered by facsimile transmission, the party using such means of delivery shall cause four (4) additional original executed signature pages to be physically delivered to the other party within five (5) days of the execution and delivery hereof, though failure to deliver such copies shall not affect the validity of this Agreement.

          Section 12.2.   Entire Agreement; Amendments.  This Agreement supersedes all other prior oral or written agreements between the Investor, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Investor makes any representation, warranty, covenant or undertaking with respect to such matters.  No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

          Section 12.3.   Reporting Entity for the Ordinary Shares .  The reporting entity relied upon for the determination of the trading price or trading volume of the Ordinary Shares  on any given Trading Day for the purposes of this Agreement shall be Bloomberg, L.P. or any successor thereto.  The written mutual consent of the Investor and the Company shall be required to employ any other reporting entity.

          Section 12.4.   Fees and Expenses.  The Company hereby agrees to pay the following fees:

                    (a)         Legal Fees.  Each of the parties shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby, except that upon the execution of this Agreement the Company will pay Ten Thousand Dollars ($10,000) to Butler Gonzalez LLP for legal, administrative, and escrow fees.  Subsequently on each advance date, the Company will pay Butler Gonzalez LLP, the Escrow Agent, the sum of Five Hundred Dollars  ($500) for legal, administrative and escrow fees directly out the proceeds of any Advances hereunder.

                    (b)         Commitment Fees.

                                   (i)           On each Advance Date the Company shall pay to the Investor, directly from the gross proceeds held in escrow, an amount equal to five percent (5%) of the amount of each Advance.  The Company hereby agrees that if such payment, as is described above, is not made by the Company on the Advance Date, such payment will be made at the direction of the Investor as outlined and mandated by Section 2.3 of this Agreement.

                                   (ii)          Upon the execution of this Agreement the Company shall issue to the Investor the Ordinary Shares in an amount equal to One Hundred Ninety Thousand Dollars ($190,000) divided by the closing Bid Price of the Ordinary Shares on the Closing Date, as quoted by Bloomberg, LP (the “First Tranche of the Investor’s Shares”).  Upon the first to occur of either (i) receipt by the Company of  Advances in an aggregate amount greater than Five Million Dollars ($5,000,0000), or (ii) the first Advance Notice delivered following the first (1st) anniversary of the date hereof, the Company shall issue to Investor Ordinary Shares in an amount equal to One Hundred Fifty Thousand Dollars ($150,000) divided by the closing Bid Price of the Company’s Ordinary Shares on the Closing date, as quoted by Bloomberg, LP (the “Second Tranche of the Investor’s Shares”)  (collectively referred to as the “Investor’s Shares”).

                                   (iii)         Fully Earned.  The First Tranche of the Investor’s Shares shall be deemed fully earned as of the date hereof and the Second Tranche of the Investor’s Shares shall be deemed fully earned on the first to occur of either: i) the Company taking Advances hereunder in an aggregate amount more than Five Million Dollars ($5,000,0000) or ii) the first Advance Notice delivered by the Company following the one (1) year anniversary of the date hereof.

                                   (iv)         Registration Rights.  The Investor’s Shares will have “piggy-back” registration rights.

          Section 12.5.   Brokerage.  Each of the parties hereto represents that it has had no dealings in connection with this transaction with any finder or broker who will demand payment of any fee or commission from the other party.  The Company on the one hand, and the Investor, on the other hand, agree to indemnify the other against and hold the other harmless from any and all liabilities to any person claiming brokerage commissions or finder’s fees on account of services purported to have been rendered on behalf of the indemnifying party in connection with this Agreement or the transactions contemplated hereby.

          Section 12.6.   Confidentiality.  If for any reason the transactions contemplated by this Agreement are not consummated, each of the parties hereto shall keep confidential any information obtained from any other party (except information publicly available or in such party’s domain prior to the date hereof, and except as required by court order) and shall promptly return to the other parties all schedules, documents, instruments, work papers or other written information without retaining copies thereof, previously furnished by it as a result of this Agreement or in connection herein.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties hereto have caused this Standby Equity Distribution Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

COMPANY: ELBIT VISION SYSTEMS, LTD.

By:

Name:
Title:

INVESTOR: CORNELL CAPITAL PARTNERS, LP

By:	Yorkville Advisors, LLC
Its:	General Partner

By:

Name:	Mark Angelo
Title:	Portfolio Manager

EXHIBIT A

ADVANCE NOTICE/COMPLIANCE CERTIFICATE

ELBIT VISION SYSTEMS, LTD.

          The undersigned, _______________________ hereby certifies, with respect to the sale of shares of Ordinary Shares  of Elbit Vision Systems, Ltd.,  (the “Company”), issuable in connection with this Advance Notice and Compliance Certificate dated ___________________ (the “Notice”), delivered pursuant to the Standby Equity Distribution Agreement (the “Agreement”), as follows:

          1.          The undersigned is the duly elected Chief Executive Officer of the Company.

          2.          There are no fundamental changes to the information set forth in the Registration Statement which would require the Company to file a post effective amendment to the Registration Statement.

          3.          The Company has performed in all material respects all covenants and agreements to be performed by the Company on or prior to the Advance Date related to the Notice and has complied in all material respects with all obligations and conditions contained in the Agreement.

          4.          The Advance requested is _____________________.

          The undersigned has executed this Certificate this ____ day of _________________.

ELBIT VISION SYSTEMS, LTD.

By:

Name:
Title:

SCHEDULED 2.6

ELBIT VISION SYSTEMS, LTD.

          The undersigned hereby agrees that for a period commencing on the date hereof and expiring on the termination of the Commitment Period, as defined in the Standby Equity Distribution Agreement dated March __, 2004 between Elbit Vision Systems, Ltd., (the “Company”), and Cornell Capital Partners, LP, (the “Investor”) (the “Lock-up Period”), he, she or it will not, directly or indirectly, without the prior written consent of the Investor, issue, offer, agree or offer to sell, sell, grant an option for the purchase or sale of, transfer, pledge, assign, hypothecate, distribute or otherwise encumber or dispose of except pursuant to Rule 144 of the General Rules and Regulations under the Securities Act of 1933, any securities of the Company, including Ordinary Shares  or options, rights, warrants or other securities underlying, convertible into, exchangeable or exercisable for or evidencing any right to purchase or subscribe for any Ordinary Shares  (whether or not beneficially owned by the undersigned), or any beneficial interest therein (collectively, the “Securities”).

          In order to enable the aforesaid covenants to be enforced, the undersigned hereby consents to the placing of legends and/or stop-transfer orders with the transfer agent of the Company’s securities with respect to any of the Securities registered in the name of the undersigned or beneficially owned by the undersigned, and the undersigned hereby confirms the undersigned’s investment in the Company.

Dated: _______________, 2004

Signature

Address:______________________________________________
City, State, Zip Code:_____________________________________

_____________________________________________________
Print Social Security Number or Taxpayer I.D. Number

SCHEDULE 4.3

          In March 2001 Elbit Ltd. and Nir Alon entered into a Shareholders’ Agreement, pursuant to which each party was granted a right of first refusal in the event that the other party wished to sell its shares (with the exception of sales to permitted transferees). Following the transfer of shares by Nir Alon to Altro Warenhandelsgesmbh, an Austrian company wholly owned by the Alon family (“Altro”), the aforementioned rights were assigned to Altro.

          Pursuant to an investment by a group of shareholders in December 2003, the Company issued warrants to purchase (i) 241,800 Ordinary Shares with an exercise price of $0.68 per share; and (ii) 943,825 Ordinary Shares with an exercise price of $0.85 per share, exercisable for two years from the date of issuance.

          Pursuant to an investment by a group of shareholders in January 2004, the Company issued warrants to purchase (i) 100,816 Ordinary Shares at an exercise price of $0.98 per share; and (ii) 382,653 of Ordinary Shares with an exercise price of $1.4 per share, exercisable for two years from the date of issuance.

          In March 2004 we agreed to grant Mr. Yossi Ran who was the Company’s former chief executive officer a warrant to purchase 35,000 Ordinary Shares with an exercise price of $0.35 per share, exercisable for two years from the date of issuance.

          Since the filing of the Company’s annual statement on Form 20-F for the year ended December 31, 2002, the Company has granted an options to employees to purchase an additional 934,000 ordinary shares of the Company, pursuant to its 2000 Employee Share Option Plan. In November, 2003 the Company’s board of directors approved the 2003 Employee Share Option Plan. The Company has issued options to purchase 934,000 ordinary shares pursuant to the 2003 Plan.

YIGAL ARNON & CO.
ADVOCATES AND NOTARY

SCHEDULE 7.2

Tel Aviv	_ 2004
Ref.	EVS Opinion

To:
Cornell Capital Partners LLP

Dear Sir:

        We are Israeli legal counsel to Elbit Vision Systems Ltd., a company organized under the laws of the State of Israel (the “Company”). In such capacity we are furnishing this opinion to you pursuant to Section 7.2(i) of that certain Standby Equity Distribution Agreement (the “Agreement”) dated as of March 30, 2004 by and between the Company and the Investor.

        In connection with this opinion, we have examined originals or photostatic or certified copies of the Agreement by and between the Company and the Investor dated March 30, 2004 as well as the Escrow Agreement (the “Escrow Agreement”), by among the Company, the Investor and the Escrow Agent, dated March 30, 2004 the Registration Rights Agreement (the “Registration Rights Agreement”) by and between the Company and the Investor dated March 30, 2004 and the Placement Agent Agreement (the “Placement Agent Agreement”) by and among the Company, the Investor and the Placement Agent (as defined therein) dated March 30, 2004. The aforementioned agreements are collectively are referred to herein as the “Transaction Documents.”

        We have also examined: (i) the Memorandum of Association and Articles of Association, share certificates and minutes provided to us by the Company’s officers; and (ii) such other documents and corporate records, and such other questions of law and other matters as we deem necessary or appropriate in order to enable us to express the opinion hereinafter set forth.

        Capitalized terms used in this opinion that are not otherwise defined herein shall have respective meanings set forth in the Agreement.

        In rendering an opinion on the matters hereinafter set forth, we have assumed the authenticity of all original documents submitted to us as certified, conformed or photographic copies thereof, the genuineness of all signatures and the due authenticity of all persons executing such documents and the due execution and delivery of such documents. As to certificates and confirmation given by public officials, we have assumed the same to have been properly given and to be accurate. We have also assumed the truth of all facts directly communicated to us by the Company.

YIGAL ARNON & CO.

        As to matters of fact, we have relied upon: (i) certificates of public officials and officers of the Company; (ii) representations and warranties of the Company contained in the Transaction Agreements; and (iii) confirmation to us by the Company of the factual statements contained in this letter.

        We have not undertaken any independent investigation to determine the existence or absence of such facts. We have not examined any records of courts, administrative tribunals or any other similar entity in connection with our opinions expressed herein. No inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of the opinion set forth below.

        Whenever our opinion herein is indicated to be based on our knowledge, it is intended to signify that during the course of our engagement by the Company, no information has come to our attention that would give us actual knowledge of the existence or absence of such facts, and such expression refers to the current actual knowledge of the attorneys of this firm.

        We are members of the Israeli Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

        Our opinion below is further subject to the following qualifications and exceptions: (i) the effect of foreign laws, foreign judicial determinations or foreign governmental actions affecting creditors’ rights or the Company’s performance of its obligations under the Transaction Agreements; (ii) limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of any documents referred to herein and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable; and (iii) our opinion expressed herein is based upon current Israeli statutes, rules, regulations, cases and official interpretive opinions.

        Based upon the foregoing, we are of the opinion that:

    1.        The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Israel with the requisite power and authority to conduct its business as presently conducted, to own and operate its properties and to execute and deliver, and perform its obligations under the Transaction Documents.

    2.        The execution, delivery and performance by the Company of the Transaction Documents has been duly authorized by all necessary corporate action on the part of the Company. Each of the Transaction Documents to which the Company is a party has been duly executed and delivered by the Company, and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

    3.        The execution, delivery and performance of the Transaction Documents by the Company will not (i) violate, conflict with or result in a breach of its Memorandum of Association or Articles of Association, (ii) to our knowledge, conflict with or violate any judgment, decree, order, writ, injunction, determination or award of any court or other governmental agency or instrumentality applicable to the Company or (iii) violate or conflict with the laws of the State of Israel

YIGAL ARNON & CO.

    4.        The Ordinary Shares to be issued pursuant to the Transaction Documents have been duly authorized by the Company’s Board of Directors and upon issuance and receipt of the applicable Advance will be validly issued and outstanding, fully paid and non-assessable.

    5.        The authorized share capital of the Company consists of 40,000,000 ordinary shares, nominal value NIS 1.00. As of the Closing, 15,374,077 ordinary shares were issued by the Company (not including any ordinary shares to be issued pursuant to the Transaction Documents). All such issued and outstanding shares have been duly authorized and are validly issued and outstanding, fully paid and non-assessable.

    6.        To our knowledge, there is no action, proceeding or investigation pending against the Company, except as has been described in the SEC Documents.

    7.        To our knowledge, the Company is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality, except as has been described in the SEC Documents.

        The opinions expressed herein are rendered to you and may be relied upon only by you. This opinion may not be used or relied upon by any other person without our express prior written consent.

Very truly yours, Yigal Arnon & Co.

cc:      Elbit Vision Systems Ltd.